Exhibit 99.1

News Release

Victory Capital Closes Acquisition of WestEnd Advisors

San Antonio, Texas, January 3, 2022 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital”) today announced that it successfully closed the previously announced acquisition of WestEnd Advisors (“WestEnd”) on December 31, 2021.

David Brown, Chairman and CEO of Victory Capital, said, “WestEnd represents our third acquisition that closed in 2021.

“We are looking forward to deepening WestEnd’s penetration on existing platforms and introducing them to new financial intermediaries and platforms where we have long-standing relationships. We are excited to leverage the complementary capabilities of both organizations and maximize the opportunity ahead of us.”

WestEnd will become Victory Capital’s 12th Investment Franchise and represents a new dimension of growth and diversification. Founded in 2004, and headquartered in Charlotte, North Carolina, WestEnd provides financial advisors with turnkey, core model allocation strategies serving as holistic solutions and complementary sources of alpha. The firm offers four primary ETF strategies and one large cap core strategy, all in tax efficient Separately Managed Account (SMA) structures.

About Victory Capital

Victory Capital is a diversified global asset management firm with $160.5 billion in assets under management as of November 30, 2021. It was ranked ninth on Fortune’s list of the 100 Fastest Growing Companies for 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Exhibit 99.1

Contacts:

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:

Tricia Ross

310-622-8226

tross@finprofiles.com

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include, without limitation, any statements preceded by, followed by or including words such as “target,” “believe,” “expect,” “aim,” “intend,” “may,” “anticipate,” “assume,” “budget,” “continue,” “estimate,” “future,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “will,” “can have,” “likely,” “should,” “would,” “could” and other words and terms of similar meaning or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond Victory Capital’s control such as the COVID-19 pandemic and its effect on our business, operations and financial results going forward, as discussed in Victory Capital’s filings with the SEC, that could cause Victory Capital’s actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements.

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